Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of Particle Drilling Technologies, Inc. of our reports dated December 14, 2006 relating to the consolidated financial statements of Particle Drilling Technologies, Inc., Particle Drilling Technologies, Inc.’s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Particle Drilling Technologies Inc., which appear on Form 10-K. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
January 10, 2007